 Filed Under Rule 424(b)(3), Registration Statement No. 333-155631 Pricing Supplement Number 228 Dated June 13, 2011 (To: Prospectus Dated November 24, 2008 and Prospectus Supplement Dated November 26, 2008)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FMY9	[]	100.000%	1.450%	[]	Fixed	3.000%	SEMI-ANNUAL	06/15/2018	12/15/2011	$14.33	Yes	Senior Unsecured Notes

Redemption Information: Non-Callable

National Rural Utilities Cooperative Finance Corp
Offering Dates: Monday, June 13, 2011 through Monday, June 20, 2011 Trade Date: Monday, June 20, 2011 @12:00 PM ET Settlement Date: Thursday, June 23, 2011 Minimum Denomination/Increments:$1,000.00/$1,000.00 Initial trades settle flat and clear SDFS: DTC Book Entry only DTC number: 0235 via RBC Dain Rauscher Inc.
Agents: Banc of America Securities LLC, Charles Schwab & Co., Comerica Securities, Edward D. Jones & Co., L.P., Incapital, LLC, J.J.B. Hilliard, W.L. Lyons, Inc., Merrill Lynch & Co., Morgan Stanley, UBS Securities LLC
If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.
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National Rural Utilities Cooperative Finance Corp InterNotes Prospectus Dated November 24, 2008